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                           [LETTERHEAD OF STONERIDGE]

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  EXHIBIT A
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FOR IMMEDIATE RELEASE

For more information, contact:
Kevin P. Bagby
Vice President and CFO
330/856-2443

STONERIDGE ANNOUNCES PRICING OF $200 MILLION SENIOR NOTE ISSUE

WARREN, Ohio - April 25, 2002 - Stoneridge, Inc. (NYSE: SRI) announced today the pricing of a Rule 144A private placement of $200 million of 11 1/2% Senior Notes due 2012. The placement of the Notes is expected to close on May 1, 2002 contemporaneously with the closing of the refinancing of its current senior secured credit facilities. The net proceeds from the sale of the Notes will be used to repay indebtedness under our existing credit facilities.

The Notes have not been and will not be registered under the Securities Act of 1933 or any state security laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2001 were approximately $584 million. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.
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Statements in this release that are not historical fact are forward- looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge's periodic filings with the Securities and Exchange Commission.

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